UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2009

XELR8 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50875	84-1575085
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

480 South Holly Street
Denver, CO 80246
(Address of principal executive offices, including zip code)

(303) 316-8577
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

    On June 1, 2009 the Company entered into an employment agreement with its Chief Financial Officer, Mr. John Pougnet. Mr. Pougnet had served as the Company’s Chief Executive Officer from October 1, 2006 to June 1, 2009, and as Chief Financial Officer since September 12, 2005. The agreement is for a period of one year and provides for base annual salary of $112,500.

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

    (a) Effective June 1, 2009, John Pougnet resigned from his position as Chief Executive Officer.  There were no disagreements between the Company and Mr. Pougnet on any matters involving accounting policies or practices.  Mr. Pougnet will continue to serve as the Company’s Chief Financial Officer and a member of the Company’s Board of Directors.

    (b) Effective June 1, 2009, Sanford Greenberg was appointed as Interim Chief Executive Officer.  Mr. Greenberg is currently the Chairman of the Board of Directors of the company and will continue to serve in this capacity. Mr. Greenberg is our Founder and since our inception in October 2000 until March 2005 served as our Chairman and Chief Executive Officer. In March 2005, Mr. Greenberg resigned his position as Chairman and Chief Executive Officer to devote full-time efforts in advancing our sales and marketing program through our independent distributors. Mr. Greenberg will receive no additional compensation for his services as Interim Chief Executive Officer.  The Board of Directors intends to immediately begin the search for a permanent Chief Executive Officer.

Item 9.01      Financial Statements and Exhibits

    (d)           Exhibits

    10.35      Employment Agreement for John Pougnet

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: June 2, 2009	XELR8 HOLDINGS, INC.
By: /s/ Sanford D. Greenberg Sanford D. Greenberg Chief Executive Officer